UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

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Filed by a party other than the Registrant	☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material under § 240.14a-12

PALISADE BIO, INC.

 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PALISADE BIO, INC.

7750 El Camino Real, Suite 5200

Carlsbad, California 92009

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on October 6, 2022

Dear Stockholder:

You are invited to attend a Special Meeting of Stockholders, or the “Special Meeting”, of Palisade Bio, Inc., a Delaware corporation, or the “Company,” to be held on Thursday, October 6, 2022 at 9:00 a.m. Pacific Time. The Special Meeting will be held in a virtual meeting format only, via live webcast on the Internet, with no physical in-person meeting. You will be able to attend and participate in the Special Meeting online by visiting www.proxydocs.com/PALI, where you will be able to listen to the meeting live, submit questions and vote. You will need to have the control number included in your proxy materials to join the virtual Special Meeting. As always, we encourage you to vote your shares prior to the Special Meeting. You are being asked to vote on the following matters:

1.	To approve pursuant to NASDAQ Listing Rule 5635(d), the issuance of up to 110,400,000 shares of our common stock upon the exercise of our Series 1 and Series 2 warrants issued to investors in our underwritten offering that closed on August 16, 2022 (“August 2022 Underwritten Offering”) that may be equal to or exceed 20% of our common stock outstanding before the August 2022 Underwritten Offering. We refer to this proposal as the “Warrant Exercise Proposal” or “Proposal 1.”

2.

To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of common stock of the Company from 300,000,000 to 280,000,000. We refer to this proposal as the “Authorized Reduction Proposal” or “Proposal 2.”

3.	To approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of any of the foregoing proposal. We refer to this as the “Adjournment Proposal” or “Proposal 3.”

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Special Meeting is August 11, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. The Special Meeting will be a completely virtual meeting of stockholders. To participate, vote or submit questions during the Special Meeting via live webcast, please visit www.proxydocs.com/PALI.

You will not be able to attend the Special Meeting in person.

By Order of the Board of Directors

/s/ James R. Neal
James R. Neal Chairman September [*], 2022

You are cordially invited to attend the virtual Special Meeting. Whether or not you expect to attend the Special Meeting, PLEASE VOTE YOUR SHARES. As an alternative to voting online at the Special Meeting, you may vote via the internet, by telephone or, if you receive a paper proxy card by mailing the completed proxy card. Voting instructions are provided in the instructions printed on your proxy card.

Even if you have voted by proxy, you may still vote online at the Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Special Meeting, you must follow the instructions from such organization and will need to obtain a proxy issued in your name from that record holder.

PALISADE BIO, INC.

7750 El Camino Real, Suite 5200

Carlsbad, California 92009

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held On October 6, 2022

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive proxy materials?

The Board of Directors, or the “Board,” of Palisade Bio, Inc. (sometimes referred to as the “Company,” or “Palisade,” “we,” “our” or “us”) is soliciting your proxy to vote at a Special Meeting of Stockholders, or the “Special Meeting,” including at any adjournments or postponements of the meeting. We intend to mail the proxy statement (the “Proxy Statement”) on or about September 1, 2022, to all stockholders of record entitled to vote at the Special Meeting.

Where and when is the Special Meeting?

The Special Meeting will be held virtually via live webcast on October 6, 2022, at 9:00 a.m. Pacific Time. There will be no physical meeting location. You will not be able to attend the Special Meeting in person. A summary of the information you need to attend the Annual Meeting online is provided below:

●	You must register in advance at www.proxydocs.com/PALI. Upon completing your registration, you will receive further instructions via email, including your link that will allow you access to the meeting.

●	Stockholder may vote and submit questions during the Annual Meeting via live webcast.

What if I have technical difficulties or trouble accessing the live webcast of the Special Meeting?

On the day of the Special Meeting, if you encounter any difficulties assessing the live webcast of the Special Meeting or during the Special Meeting, please call the technical support number that will be posted on the log-in page for our virtual Annual Meeting for assistance.

Who can vote at the Special Meeting?

Voting Shares

Only stockholders of record at the close of business on August 11, 2022, (the “Record Date”) will be entitled to vote at the Special Meeting. On the Record Date, there were 21,880,169 shares of common stock outstanding and entitled to vote.

Non-Voting Shares

As of the Record Date, we also had 200,000 shares of Series A 4.5% Convertible Preferred Stock (which are currently convertible into an aggregate of 6,479 shares of common stock) that are outstanding but that have no voting rights with respect to the matters described in this Proxy Statement.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with Palisade’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to fill out and return the proxy card, or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares online at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three proposals being presented for stockholder vote:

1.	Proposal 1: To approve pursuant to NASDAQ Listing Rule 5635(d), the issuance of up to 110,400,000 shares of our common stock upon the exercise of our Series 1 and Series 2 warrants issued to investors in our underwritten offering that closed on August 16, 2022 (“August 2022 Underwritten Offering”) that may be equal to or exceed 20% of our common stock outstanding before the August 2022 Underwritten Offering (“Warrant Exercise Proposal” or “Proposal 1”).

2.	Proposal 2: To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of common stock of the Company from 300,000,000 to 280,000,000 (“Authorized Reduction Proposal”).

3.	Proposal 3: To adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of any of the foregoing proposal (“Adjournment Proposal” or “Proposal 3”).

What if another matter is properly brought before the Special Meeting?

We currently know of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online at the Special Meeting, over the telephone, through the internet or using a proxy card that you received in the mail. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote online even if you have already voted by proxy.

●	VOTE BY PHONE: To vote over the telephone, dial toll-free 1-866-243-5513, using any touch-tone telephone and follow the recorded instructions. You will be asked to provide the control number from the proxy card.

●	VOTE BY INTERNET: You may vote at www.proxypush.com/PALI to complete an electronic proxy card. You will be asked to provide the control number from the proxy card.

●

VOTE BY PROXY CARD: To vote using a proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope we have provided. If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you directed.

●	VOTE DURING THE SPECIAL MEETING: To vote online during the Special Meeting, follow the provided instructions to join the Special Meeting at www.proxydocs.com/PALI, starting at 9:00 a.m. Pacific Time on October 6, 2022.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received materials containing voting instructions from that organization rather than from Palisade. Simply follow the voting instructions to ensure that your vote is counted. To vote online at the Special Meeting, you may be required to obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form. You must register using your control number at www.proxydocs.com/PALI and follow the instructions you receive.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on August 11, 2022, the Record Date.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by telephone, through the internet, by completing, dating, signing and returning your proxy card, or online at the Special Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or the NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules of the NYSE applicable to brokers and agents, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, we believe that your broker or nominee will not be permitted to vote your shares on Proposal 1, but will be permitted to vote shares on Proposal 2 and Proposal 3. However, this remains subject to the final determination from the NYSE regarding which of the proposals are “routine” or “non-routine.”

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the Warrant Exercise Proposal, and “For” the Adjournment Proposal. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have engaged Mediant Communications Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $27,000 in total.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Special Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

●	You may submit another properly completed proxy card with a later date.

●	You may grant a subsequent proxy by telephone or through the internet.

●	You may send a timely written notice that you are revoking your proxy to Palisade Bio, Inc., Attn: Corporate Secretary, 7750 El Camino Real, Suite 5200, Carlsbad, California 92009.

●	You may attend the Special Meeting and vote online. Simply attending the Special Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes will not be counted as shares entitled to vote and will have no effect on the result of the Vote for Proposal 1 and Proposal 3. Broker non-votes will have the same effect as “Against” for Proposal 2.

What are “broker non-votes”?

When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be non-routine under applicable rules, the broker or nominee cannot vote the shares on such matters. These unvoted shares are counted as “broker non-votes.” If received, Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for Proposals 1 and 3. Broker non-votes will have the same effect as “AGAINST” votes for Proposal 2.

How many votes are needed to approve each proposal?

Approval of the Warrant Exercise Proposal will require the affirmative vote of the majority of shares present in remote communication or represented by proxy at the meeting and entitled to vote on the subject matter. Abstentions will have the same effect as “AGAINST” votes. Broker non-votes will have no effect on this proposal.

Approval of the Authorized Reduction Proposal will require the affirmative vote of the majority of outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as “AGAINST” votes.

Approval of the Adjournment Proposal will require the affirmative vote of the majority of shares present in remote communication or represented by proxy at the meeting and entitled to vote on the subject matter. Abstentions will have the same effect as “AGAINST” votes. Broker non-votes will have no effect on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least one-third (1/3) of the outstanding shares entitled to vote are present at the Special Meeting online or represented by proxy. On the Record Date, August 11, 2022, there were 21,880,169 shares outstanding and entitled to vote. Thus, the holders of 7,293,390 shares must be present online or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the Special Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Special Meeting online or represented by proxy may adjourn the Special Meeting to another date.

How can I find out the results of the voting at the Special Meeting?

Preliminary voting results will be announced at the Special Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Special Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Special Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

To be considered for inclusion in the Company’s proxy materials for next year’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”), your proposal must be submitted in writing by December 22, 2022, to: Secretary of Palisade Bio, Inc., 7750 El Camino Real, Suite 5200, Carlsbad, California 92009. If you wish to submit a proposal (including a director nomination) that is not to be included in the Company’s proxy materials for next year’s 2023 Annual Meeting, you must do so between February 9, 2023, and March 11, 2023. You are also advised to review the Company’s amended and restated bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended, no later than April 10, 2023.

In the event that we hold our 2023 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary date of the 2022 annual meeting of stockholders, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received not later than the close of business on the earlier of the following two dates:

●	the 10th day following the day on which notice of the meeting date is mailed, or

●	the 10th day following the day on which public disclosure of the meeting date is made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

PROPOSAL 1

APPROVAL THE ISSUANCE OF UP TO 110,400,000 SHARES OF COMMON STOCK UPON

THE EXERCISE OF WARRANTS

General

We are asking stockholders to approve the issuance of shares of our common stock upon the exercise of Series 1 Warrants and Series 2 Warrants issued in our underwritten public offering, which was completed on August 16, 2022, as contemplated by Nasdaq Listing Rule 5635, as described in more detail below.

On August 12, 2022, we entered into an Underwriting Agreement (the “Underwriting Agreement”) with Ladenburg Thalmann & Co., Inc. pursuant to which we sold, including pursuant to the over-allotment option of the Underwriter: (i) 49,360,000 Class A Units and (ii) 1,460 Class B Units (the “Offering”). The Class A Units each consisted of (i) one share of our common stock, par value $0.01 per share (the “common stock”), (ii) one common stock purchase warrant with a term of one year (“Series 1 Warrant(s)”) and (iii) one common stock purchase warrant with a term of five years (“Series 2 Warrant”). Each Series 1 Warrant and Series 2 Warrant included in the Class A Units entitles its holder to purchase one share of common stock at an initial exercise price of $0.25 per share. We also offered to those purchasers whose purchase of Class A Units would have resulted in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% or 9.99% of our outstanding common stock following the Offering (“Ownership Limitation”), with the opportunity to purchase, Class B Units in lieu of the number of Class A Units that would result in such purchaser exceeding the Ownership Limitation. Each Class B Unit consisted of: one share of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), each convertible into 4,000 shares of common stock and with each Class B Unit further containing (i) 4,000 Series 1 Warrants and (ii) 4,000 Series 2 Warrants. (Collectively the Series 1 Warrants and Series 2 Warrants issued in the Class A Units and Class B Units are referred to as the “Warrants”).

The net proceeds received by us from the Offering were approximately $12.2 million after deducting estimated offering expenses and underwriting discounts and commissions. We closed the Offering on August 16, 2022, including the full exercise of the underwriter’s over-allotment option.

Description of Warrants

General

Pursuant to Nasdaq Stock Market Rule 5635(d), the Warrants are not exercisable until our stockholders approve the issuance of shares of common stock issuable upon exercise of the Warrants (“Warrant Approval”). We have agreed that if we do not obtain Warrant Approval at any special meeting of our shareholders, we will a call additional shareholder meeting every 45 days thereafter until the earlier of the date we obtain such approval or the warrants are no longer outstanding. Each Series 1 Warrant expires on August 16, 2023, and each Series 2 Warrant expires on August 16, 2027. The Warrants each have an initial exercise price of $0.25 per share, and are exercisable beginning on the date the Warrant Approval is obtained, if at all.

The Warrant holders must pay the exercise price in cash upon the exercise of the Warrants. However, at any time when a registration statement covering the issuance of the shares of common stock issuable upon exercise of the Warrants is not effective, the holder may, at its option, exercise its Warrants on a cashless basis. When exercised on a cashless basis, a portion of the Warrants is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

The holders of Warrants do not have the right to exercise any portion of the Warrants if the holder would beneficially own in excess of 4.99% of the shares of our common stock outstanding immediately after giving effect to such exercise (or 9.99% if elected by a holder prior to the issuance of the Warrant). This percentage may, however, be raised or lowered to an amount not to exceed 9.99% at the option of the holder upon at least 61 days’ prior notice from the holder to us.

The exercise price and the number of shares issuable upon exercise of the warrants is subject to adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The Warrants contain a one-time reset of the exercise price to a price equal to the lesser of (i) the then exercise price and (ii) 90% of the five-day volume weighted average price for the five trading days immediately following the first date that both (i) the Warrant Approval is received and (ii) a reverse stock split of our common stock is effected.

If we, while the Warrants are outstanding, sell shares of common stock at a price per share less than the exercise price then in effect, then the exercise price of the Warrants will be adjusted to that lower price, subject to customary carve outs. If, after the date of Warrant Approval, (i) the volume weighted average price for any 20 trading days in any 30 consecutive trading days exceeds 300% of the then exercise price, and (ii) the average daily volume for such measurement period exceeds $200,000 per trading day, then such purchase price adjustment will cease having any force or effect.

Fundamental Transaction.

In the event that we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Warrants will be entitled to receive upon exercise of such Warrants, the same kind and amount of securities, cash or property which the holders would have received had they exercised their Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Warrants. Additionally, as more fully described in the Warrants, in the event of certain fundamental transactions, the holders of the Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Warrants on the date of consummation of such transaction.

Call Feature.

The Warrants are callable by us in certain circumstances (“Call Feature”). Subject to certain exceptions, in the event that the Warrants are outstanding, if, after receipt of Warrant Approval: (i) the volume weighted average price of our common stock for 30 consecutive trading days (the “Measurement Period”), which Measurement Period commences on the closing date, exceeds 300% of the exercise price (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and similar transactions after the initial exercise date), (ii) the average daily trading volume for such Measurement Period exceeds $500,000 per trading day, and (iii) the Warrant holder is not in possession of any information that constitutes or might constitute, material non-public information which was provided by the Company, and subject to the applicable beneficial ownership limitation, then we may, within one trading day of the end of such Measurement Period, upon notice (a “Call Notice”), call for cancellation of all or any portion of the Warrants for which a notice of exercise has not yet been delivered (a “Call”) for consideration equal to $0.001 per warrant share. Any portion of a warrant subject to such Call Notice for which a notice of exercise shall not have been received by the Call Date (as hereinafter defined) will be canceled at 6:30 p.m. (New York City time) on the tenth trading day after the date the Call Notice is sent by the Company (such date and time, the “Call Date”). Our right to call the warrants shall be exercised ratably among the holders based on the then outstanding Warrants.

Exchange Listing.

There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

Right as a Stockholder.

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until the Warrant Approval is obtained and they exercise their Warrants.

Purpose of Proposal No. 1

Our common stock is listed on The Nasdaq Capital Stock Market (“Nasdaq”) and trades under the ticker symbol “PALI.” Nasdaq Listing Rule 5635(d) requires stockholder approval of transactions other than public offerings of greater than 20% of the outstanding common stock or voting power of the issuer prior to the offering. In determining whether an offering qualifies as a public offering, Nasdaq considers all relevant factors, including the extent of any discount to market price. In determining discount, Nasdaq generally attributes a value of $0.125 for each Warrant offered with a share of common stock, which value is generally deemed to be a discount. In order to ensure that the Offering qualified as a public offering under Rule 5635 due to the value attributable to the Warrants, the Warrants provide that they may not be exercised — and therefore have no value — until stockholder approval of their exercise is obtained.

Potential Consequences if Proposal No. 1 is Not Approved

The board of directors is not seeking the approval of our stockholders to authorize our entry into the Underwriting Agreement, as the Offering has already been completed and the Class A and Class B Units, including the Warrants, have already been issued. We are only asking for approval to issue the shares underlying the Warrants.

The failure of our stockholders to approve this Proposal No. 1 will mean that: (i) we cannot permit the exercise of the Warrants, (ii) utilize the Call Feature and (iii) may incur substantially costs and expenses.

● Each Warrant has an initial exercise price of $0.25 per share, and we would realize an aggregate of approximately $27,600,000 in gross proceeds if all the Warrants are exercised based on such value. If the Warrants cannot be exercised, we will not receive any such proceeds, which could adversely impact our ability to fund our operations and advance the clinical trials for our product candidates.

● Additionally, in order for us to exercise the Call Feature we must receive stockholder approval for this Proposal No.1. The Call Feature allows us the ability to force the holder of the Warrants to exercise their Warrants, subject to certain exceptions, or have us repurchase the applicable Warrants for $0.001. If all the Warrants are called, we would realize up to approximately $27,600,000 in gross proceeds less the exercise amount of any Warrant Called, assuming the initial exercise price and Warrant share numbers.

● In connection with the Offering and the issuance of Warrants, we agreed to seek shareholder approval every 45 days until our shareholders approve the issuance of the shares underlying the Warrants. We are required to seek such approval until such time as none of the Warrants are outstanding which could result in us seeking such approval every 45 days for five years. The costs and expenses associated with seeking such approval could adversely impact our ability to fund our operations and advance the clinical trials for our product candidates.

Potential Adverse Effects of the Approval of Proposal No. 1

If this Proposal No. 1 is approved, existing stockholders will suffer dilution in their ownership interests in the future as a result of the potential issuance of shares of common stock upon exercise of the Warrants. Assuming the full exercise of the Warrants, an aggregate of 110,400,000 additional shares of common stock will be outstanding, and the ownership interest of our existing stockholders would be correspondingly reduced. The number of shares of common stock described above does not give effect to (i) the issuance of shares of common stock pursuant to other outstanding options and warrants or (ii) any other future issuances of our common stock. The sale into the public market of these shares also could materially and adversely affect the market price of our common stock.

Interests of Certain Persons

Other than Tom Hallam (our Chief Executive Officer) and JD Finley (our Chief Financial Officer), none of our directors and executive officers have substantial interests, directly or indirectly, in the matters set forth in this Proposal 1 except to the extent of their ownership of shares of our common stock and common stock underlying other convertible securities. With respect to Dr. Hallam and Mr. Finley, they participated in the Offering and Dr. Hallam holds (i) 40,000 Series 1 Warrants and (ii) 40,000 Series 2 Warrants and Mr. Finley holds 100,000 Series 1 Warrants and (ii) 100,000 Series 2 Warrants.

Vote Required

Approval of the Warrant Exercise Proposal requires “FOR” votes from the holders of a majority of the shares represented at the Special Meeting. Abstentions will have the same effect as an “against” vote on this proposal. As noted above, we believe that this proposal will be considered “non-routine” and Broker non-votes will have no effect on the outcome of this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF UP TO 110,400,000 SHARES OF COMMON STOCK UPON THE EXERCISE OF THE WARRANTS. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” PROPOSAL NO. 1 UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

PROPOSAL 2

APPROVAL OF AN AMENDMENT OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO DECREASE THE AUTHORIZED COMMON STOCK

The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) currently authorizes the issuance of 300,000,000 shares of common stock, par value $0.01 per share. On August 22, 2022, the Company’s Board adopted a resolution approving, and declaring advisable, subject to stockholder approval, an amendment to our Certificate of Incorporation to decrease the number of authorized shares of our common stock from 300,000,000 to 280,000,000 and the attendant decrease in the number of authorized shares of our capital stock from 307,000,000 to 287,000,000 (the “Share Decrease Amendment”). No change to the authorized number of shares of preferred stock is being proposed.

Text of the Amendment

The text of the form of proposed Certificate of Amendment to our Certificate of Incorporation amending the number of authorized shares is attached to this Proxy Statement as Appendix 1 (the “Certificate of Amendment”). If our stockholders approve this Proposal 2, we expect to file the Certificate of Amendment with the Secretary of State for the State of Delaware shortly following stockholder approval. Upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, the Article IV, paragraph 3 of our Certificate of Incorporation would read as follows:

The corporation shall have authority to issue shares as follows:

(i)	280,000,000 shares of Common Stock, par value $0.01 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

(ii)	7,000,000 shares of Preferred Stock, par value $0.01 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

Purpose of the Amendment

The Board believes it is in the best interest of us and our stockholders to decrease the number of authorized shares of common stock. The Company has recently implemented certain cost cutting initiatives. Pursuant to such measures, the Board has determined that there may be a reduction in the franchise tax fees payable in the state of Delaware if the Company’s authorized stock is decreased.

The adoption of the proposed Share Decrease Amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of our existing stockholders.

The only effect the Share Decrease Amendment would have on our capital structure is that there would be 20,000,000 fewer shares of common stock authorized and available for issuance if and when determined to be issued by the Board. The Share Decrease Amendment would have no effect on the outstanding shares of capital stock of the Company.

Effect of Approval of Proposed Amendment

If the Share Decrease Amendment is approved by stockholders, all other sections of the Certificate of Incorporation would be maintained in their current form. The Share Decrease Amendment would become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company would do shortly after the Special Meeting, assuming Proposal 2 is approved by our stockholders. In the event that the Share Decrease Amendment is not approved by our stockholders at the Special Meeting, the current Certificate of Incorporation would remain in effect in its entirety. Our Board reserves the right, notwithstanding stockholder approval of the Share Decrease Amendment and without further action by our stockholders, not to proceed with the Share Decrease Amendment at any time before it becomes effective.

Dissenters’ Rights of Appraisal

Under Delaware law, stockholders are not entitled to appraisal rights with respect to the Share Decrease Amendment, and we will not independently provide our stockholders with any such right.

Vote Required

Approval of the Authorized Reduction Proposal requires “FOR” votes, cast either at the meeting online or by proxy, of a majority of the outstanding shares of our common stock entitled to vote on this Proposal 2. Abstentions will have the same effect as an “AGAINST” vote on this proposal. As noted above, we believe that this proposal will be considered a “routine” matter and, as a result, we do not expect there to be any broker non-votes on this proposal. If, however, a broker non-vote occurs (or if your shares are not affirmatively voted in favor of this proposal for any other reason), it will have the same effect as an “against” vote on this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE SHARE DECREASE AMENDMENT. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” PROPOSAL NO. 2 UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

PROPOSAL 3

APPROVAL OF AN ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES

General

If the Special Meeting is convened and a quorum is present, but there are not sufficient votes to approve Proposal 1, or if there are insufficient votes to constitute a quorum, our proxy holders may move to adjourn the Special Meeting at that time in order to enable the Board to solicit additional proxies.

In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Special Meeting to another time and place, if necessary or appropriate (as determined in good faith by the Board), to solicit additional proxies in the event there are not sufficient votes to approve Proposal 1. If our stockholders approve this proposal, we could adjourn the Special Meeting and any adjourned or postponed session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders that have previously voted. Among other things, approval of this proposal could mean that, even if we had received proxies representing a sufficient number of votes to defeat Proposal 1, we could adjourn the Special Meeting without a vote on such proposal and seek to convince our stockholders to change their votes in favor of such proposal.

If it is necessary or appropriate (as determined in good faith by the Board) to adjourn the Special Meeting, no notice of the adjourned meeting is required to be given to our stockholders, other than an announcement at the Special Meeting of the time and place to which the Special Meeting is adjourned, so long as the meeting is adjourned for 30 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Vote Required

Approval of the Adjournment Proposal requires “FOR” votes from the holders of a majority of the shares represented at the Special Meeting. Abstentions will have the same effect as an “against” vote on this proposal. As noted above, we believe that this proposal will be considered a “routine” matter and, as a result, we do not expect there to be any broker non-votes on this proposal. If, however, your shares are represented at the Special Meeting and your broker fails to vote your shares on this proposal, it will have no effect on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE ADJOURNMENT PROPOSAL (PROPOSAL 3).

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

The following table sets forth information regarding beneficial ownership of our capital stock as of August 15, 2022 by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our current executive officers and directors as a group.

The information in the following table is calculated based on 21,880,169 shares of our common stock outstanding as of August 15, 2022. Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date, including upon the exercise of common stock purchase options or warrants or the conversion of preferred stock.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Stockholders
Yuma Regional Medical Center (2)	2,251,229	10.09%
Armistice Capital, LLC (3)	2,262,500	9.37%
Directors and Named Executive Officers(4)
James R. Neal(5)	52,656	*
Thomas Hallam, Ph.D.(6)	351,804	1.58%
Stephanie C. Diaz(7)	50,864	*
Donald Williams(8)	50,864	*
Mary Ann Gray, Ph.D.(9)	40,297	*
Cristina Csimma, Pharm.D., MHP(10)	38,493	*
Robert J. Trenschel, D.O.(11)	2,318,369	10.36%
Binxian Wei(12)	38,255	*
J.D. Finley(13)	265,242	1.20%
Michael Dawson, M.D.(14)	65,432	*
Kenneth Carter, Ph.D.(15)	—	*
Dane Saglio(15)	—	*
Matthew Kalnik, Ph.D.(15)	—	*
All directors and executive officers as a group (13 persons)(16)	3,272,276	11.37%

*	Represents less than one percent

(1)	Except as otherwise indicated in the footnotes to this table, this table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, and Form 4s, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Shares of our common stock underlying options, warrants and convertible securities that are currently exercisable or exercisable within 60 days of August 15, 2022 are deemed to be outstanding for the purpose of computing the number of shares held and the percent of total ownership of the person holding those options, warrants or convertible securities, but are not treated as outstanding for the purpose of computing the percent of total ownership of any other person. Applicable percentages are based on 21,880,169 shares of common stock outstanding on August 15, 2022, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of the beneficial owner is c/o Palisade Bio, Inc. 7750 El Camino Real, Suite 5200, Carlsbad, CA 92009.
(2)	Includes 2,262,500 shares of common stock underlying warrants, based off internal records of Company regarding ownership of Armistice Capital, LLC. Address of beneficial owner is 510 Madison Avenue, 7th Floor, New York, NY 10022.
(3)	In accordance with the merger transaction with Seneca Biopharma, Inc. (“Seneca”) effected April 27, 2021, the board of directors of Seneca (the “Seneca Board”) appointed Thomas Hallam, Ph.D., James R. Neal, Stephanie Diaz, Robert J. Trenschel, D.O. and Don Williams to the Board. Cristina Csimma, PharmD, M.H.P., Mary Ann Gray, Ph.D. and Binxian Wei, each an existing director of Seneca, remained on the Board. Mr. Neal was appointed as the chair of the Board. In accordance with the merger with Seneca and an action of the Seneca Board taken at a meeting duly called and held on April 26, 2021, the Board appointed Thomas Hallam, Ph.D. as the Company’s Chief Executive Officer (principal executive officer), J.D. Finley as the Company’s Chief Financial Officer (principal financial and accounting officer) and Michael Dawson, M.D. as the Company’s Chief Medical Officer, each effective as of the Closing and to serve at the discretion of the Board.
(4)	Includes 52,656 shares of common stock underlying stock options which are exercisable as of October 15, 2022.
(5)	Includes 17,592 shares of common stock, and 334,212 shares of common stock underlying stock options which are exercisable as of October 15, 2022. Does not include 40,000 shares of common stock and associated warrants purchased on August 16, 2022 pursuant to the Company’s underwritten offering.
(6)	Includes 50,864 shares of common stock underlying stock options which are exercisable as of October 15, 2022.
(7)	Includes 50,864 shares of common stock underlying stock options which are exercisable as of October 15, 2022.
(8)	Includes 4,042 shares of common stock, and 36,255 shares of common stock underlying stock options which are exercisable as of October 15, 2022.

(9)	Includes 2,238 shares of common stock, and 36,255 shares of common stock underlying stock options which are exercisable as of October 15, 2022.
(10)	Includes (a) 14,999 shares of common stock, and 52,141 shares of common stock underlying stock options which are exercisable as of October 15, 2022 and (b) (i) 1,814,375 shares of common stock and (ii) 436,854 shares of common stock that may be acquired within 60 days pursuant to the exercise of outstanding warrants held by Yuma Regional Medical Center. The board of directors of Yuma Regional Medical Center, acting by a majority vote, has the authority to direct the vote and/or disposition of any and all shares of common stock and warrants held by Yuma Regional Medical Center. The address of Yuma Regional Medical Center is 2400 South Avenue A, Yuma, Arizona, 85364. Dr. Trenschel is the President, Chief Executive Officer and member of the board of directors of Yuma Regional Medical Center and shares voting and investment power over the shares held by Yuma Regional Medical Center.
(11)	Includes 2,000 shares of common stock, 36,255 shares of common stock underlying stock options which are exercisable as of October 15, 2022.
(12)	Consists of (a)(i) 21,896 shares of common stock held by Mr. Finley, (ii) 339 shares of common stock that may be acquired pursuant to the exercise of outstanding warrants held by Mr. Finley, (iii) 202,263 shares of common stock underlying options held by Mr. Finley, (b)(i) 38,867 shares of common stock held by FCW Investments LLC, (ii) 1,682 shares of common stock underlying warrants held by FCW Investments, LLC, and (c) 195 shares underlying warrants held by Pacific Premier Trust Co., which are exercisable as of October 15, 2022. Does not include 100,000 shares of common stock and associated warrants purchased on August 16, 2022 pursuant to the Company’s underwritten offering. The address for Pacific Premier Trust Co, Custodian FBO J.D. Finley IRA is PO Box 173859, Denver, CO 80217. The address for FCW Investments LLC is 19 Cherrymoor Dr, Englewood, CO 80113. Mr. Finley has sole investment and voting power over the shares held by Pacific Premier Trust Co, Custodian FBO J.D. Finley IRA and FCW Investments LLC.
(13)	Includes 15,000 shares of common stock, and 44,224 shares of common stock underlying stock options which are exercisable as of October 15, 2022.
(14)	Based on information available to the Company as of the closing of the merger with Seneca. In connection with the merger, the options held by Dr. Carter, Dr. Kalnik and Mr. Saglio were cancelled immediately prior to the closing of the merger in exchange for cash consideration.
(15)	Includes the shares described in footnotes (4)-(14) above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for stockholder meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of stockholder meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Palisade stockholders will be “householding” the Company’s proxy materials. A single set of materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of materials, please notify your broker or Palisade. Direct your written request to the attention of the Secretary of Palisade Bio, Inc., Palisade Bio, Inc., 7750 El Camino Real, Suite 5200, Carlsbad, California 92009. Stockholders who currently receive multiple copies of proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy materials to vote on such matters in accordance with their best judgment.

Appendix 1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

PALISADE BIO, INC.

Palisade Bio, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that:

First: The name of the Company is PALISADE BIO, INC.

Second: The date of filing of the Company’s original certificate of incorporation with the Delaware Secretary of State was February 28, 2001, under the name “Neuralstem, Inc.”

Third: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend its Amended and Restated Certificate of Incorporation as follows:

1. Article IV shall be amended and restated to read in its entirety as follows:

“The corporation shall have authority to issue shares as follows:

(i) 280,000,000 shares of Common Stock, par value $0.01 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

(ii) 7,000,000 shares of Preferred Stock, par value $0.01 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

Fourth: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted at a special meeting of the stockholders of the Company, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company on has caused this Certificate of Amendment to be signed by its Chief Executive Officer this [  ]th day of [  ], 2022.

Palisade Bio, Inc.

By:	/s/ Thomas M. Hallam, Ph.D.
Name:	Thomas M. Hallam, Ph.D. Title: Chief Executive Officer

PALISADE BIO

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: **www.proxypush.com/PALI**
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

PHONE Call **1-866-243-5513**
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

MAIL
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

Go Green! To receive documents via e-mail, simply go to: www.proxydocs.com/PALI

Palisade Bio, Inc.

Special Meeting of Stockholders

For Stockholders of record as of August 11, 2022

TIME: Thursday, October 6, 2022 9:00 AM, Pacific Time
PLACE: Special Meeting to be held live via the Internet - please visit www.proxydocs.com/PALI for more details

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Thomas Hallam and J.D. Finley (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Palisade Bio, Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Palisade Bio, Inc.

Special Meeting of Stockholders

Please make your marks like this: X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

You must register to attend the meeting online and/or participate at www.proxydocs.com/PALI

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) ____________ Date ____________

Signature (if held jointly) ____________ Date ____________